Exhibit 5.1
April 2, 2015

Park City Group, Inc.
299 South Main Street, Suite 2370
Salt Lake City, Utah 84111

Ladies and Gentlemen:

I am General Counsel of Park City Group, Inc., a Nevada corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing of a shelf registration statement on Form S-3 (File No. 333-202954) (the “Registration Statement”) first filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 24, 2015, pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the registration and public offering by the Company, from time to time, pursuant to Rule 415 under the Act, of up to 1.0 million shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or attorneys under my supervision have relied as to matters of fact, without investigation, upon certificates of public officials and officers of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as currently in effect, (iii) the Company’s Bylaws, as currently in effect, and (iv) records of proceedings and actions of the Company’s Board of Directors relating to the Registration Statement and related matters.

In connection with this opinion, I have assumed at all applicable times the legal capacity of all natural persons, the accuracy and completeness of all documents and records I have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. With respect to documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the valid existence of such parties, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and the validity and binding effect thereof on such parties.

In addition, I have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness will not be terminated or rescinded, (ii) a prospectus supplement and any required pricing supplement will have been timely filed with the Commission describing the Shares offered thereby, (iii) all Shares will be issued and sold in the manner stated in the Registration Statement, the applicable prospectus supplement and any applicable pricing supplement, (iv) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (v) there will be sufficient shares of unissued Common Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance at the time of issuance thereof,  and (vi) all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

My opinions set forth below are subject to (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the enforceability of the Shares, to the extent applicable, is considered in a proceeding at law or in equity), (iii) the possible unenforceability of indemnity and contribution provisions, (iv) the effect and possible unenforceability of choice of law provisions, (v) the possible unenforceability of provisions purporting to waive rights or defenses where such waiver is against public policy, (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud, (vii) the possible unenforceability of forum selection clauses, (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing, and (ix) the possible unenforceability of provisions purporting to allow action without regard to mitigation of damages.

On the basis of the foregoing and the other matters set forth herein, I am of the opinion that when (a) the Company’s Board of Directors (the “Board”) has taken all necessary corporate action to approve the issuance and terms the Shares, the terms of the offering thereof and related matters and (b) certificates representing the Shares of duly executed, countersigned, registered and delivered, or the Shares have been duly registered and issued electronically, in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment of the consideration therefor (not less than the par value of the Shares) provided for therein, then such Shares will be validly issued, fully paid and nonassessable.

My opinions expressed above are limited to the Nevada Revised Statutes and the laws of the State of Utah, and I do not express any opinion herein concerning any other law. In addition, I express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and as of the effective date of the Registration Statement and I assume no obligation to advise you of changes that may thereafter be brought to our attention.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the reference of myself under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an expert within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Edward L. Clissold Edward L. Clissold General Counsel